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                                                                      EXHIBIT 11


                      THE LIMITED, INC. AND SUBSIDIARIES

                       COMPUTATION OF PER SHARE EARNINGS

                     (Thousands except per share amounts)
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
                                      Thirteen Weeks Ended
                                      --------------------
                                      April 30,    May 1,
                                         1994       1993
                                      ---------   --------

Net income                             $ 47,276   $ 44,225
                                       ========   ========

Common shares outstanding:

  Weighted average                      379,454    379,454

  Dilutive effect of stock options          671      1,324

  Weighted average treasury shares      (21,562)   (16,724)
                                       --------   --------

  Weighted average used to calculate
   net income per share                 358,563    364,054
                                       ========   ========

Net income per share                       $.13       $.12
                                       ========   ========
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